SLM CORPORATION

SUPPLEMENTAL FINANCIAL INFORMATION
FIRST QUARTER 2003
(Dollars in millions, except per share amounts)

      The following supplemental information should be read in connection with SLM Corporation’s (the “Company”) press release of first quarter 2003 earnings, dated April 17, 2003.

      Statements in this Supplemental Financial Information release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission (“SEC”).

      Definitions for capitalized terms in this document can be found in the Company’s 2002 Form 10-K filed with the SEC on March 27, 2003.

      Certain reclassifications have been made to the balances as of and for the quarters ended December 31, 2002 and March 31, 2002, to be consistent with classifications adopted for 2003.

FIRST QUARTER HIGHLIGHTS

      In addition to evaluating our financial information based on generally accepted accounting principles (“GAAP”), management, credit rating agencies, lenders and analysts also evaluate us on certain non-GAAP-based performance measures, which we refer to as “core cash” measures. Under these “core cash” performance measures, management analyzes the student loan portfolio on a Managed Basis and treats securitization transactions as financings versus sales. As such, the securitization gain on sale and subsequent servicing and securitization revenue are eliminated from income, and net interest income from securitized loans is recognized.

      These “core cash” performance measures use pre-Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” accounting for our derivative transactions, whereby we treat our derivatives as effective hedges and eliminate the derivative market value adjustment from our income statement. These “core cash” performance measures also eliminate the net benefit of Floor Income. We also exclude certain transactions that management does not consider part of our core business, such as: gains or losses on certain sales of securities and derivative contracts; the amortization of acquired intangible assets; and merger integration charges.

      A detailed presentation and discussion of “core cash” results of operations including a reconciliation of GAAP net income to “core cash” net income is included herein under “Core Cash” Results of Operations.

The following key measurements are presented on a “core cash” basis for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002 except for GAAP diluted earnings per share.

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

GAAP diluted earnings per share	$2.64	$1.93	$2.63
“Core cash” diluted earnings per share	$1.28	$.92	$1.05
Managed student loan spread	1.93%	1.91%	1.87%
Managed net interest margin	1.78%	1.49%	1.71%
“Core cash” fee and other income	$147	$124	$121
“Core cash” operating expenses	$173	$171	$161
Managed student loan acquisitions	$5,348	$3,511	$4,519
Preferred Channel originations	$4,922	$2,710	$4,030
Loans securitized	$6,322	$5,840	$3,533
Managed student loans outstanding, net	$80,719	$78,124	$73,456

      The main drivers of the growth in our “core cash” earnings include the growth in the Managed student loan portfolio, higher student loan spreads, increasing fee and other income and expense control. As detailed in the above table and described below, we succeeded in each of these areas in the first quarter of 2003 as we reported “core cash” diluted earnings per share (“EPS”) of $1.28, which was a 22 percent increase over the first quarter of 2002 and a 3 percent increase over the prior quarter’s EPS, before impairment charges, of $1.24. In the fourth quarter of 2002 we recognized after-tax impairment charges of $.32 per diluted share to reflect the impairment of our leveraged leases with United Airlines.

      The growth in our Managed student loans outstanding is an important driver of future earnings growth. In the first quarter of 2003, our Managed student loan portfolio grew by $2.6 billion from $78.1 billion at December 31, 2002 to $80.7 billion at March 31, 2003. This growth in the student loan portfolio was fueled by the $5.3 billion in new student loans acquired in the first quarter of 2003, an 18 percent increase over the $4.5 billion acquired in the first quarter of 2002 and a 52 percent increase over the $3.5 billion acquired in the fourth quarter of 2002.

      Over the past two years we have experienced a net runoff of student loans from Consolidation Loan activity as more of our student loans were consolidated with other lenders. During 2002, we increased our marketing focus on consolidation loans and as a result the net effect of Consolidation Loan activity on our student loan portfolio has stabilized. For the quarters ended March 31, 2003 and 2002, the net runoff of student loans due to consolidation was $15 million and $228 million, respectively. In the fourth quarter of 2002, we had a net increase in student loans from consolidations of $30 million.

      During the first quarter of 2003, our “core cash” student loan spread, which measures the spread on our Managed portfolio of student loans exclusive of Floor Income, was 1.93 percent versus 1.91 percent in the prior quarter and 1.87 percent in the year-ago quarter. The increase in “core cash” student loan spread was primarily due to the growth in higher yielding private credit student loans and lower premium amortization on Consolidation Loans, partially offset by higher consolidation lender fees.

      We continue to expand our guarantor servicing, debt management services, and loan servicing businesses. In the first quarter of 2003, the guarantor servicing and debt management businesses generated revenue of $100 million, an increase of 22 percent over the fourth quarter of 2002, and 27 percent over the year-ago quarter. The increase in the first quarter of 2003 versus the prior quarter is mainly due to seasonal factors in guarantor services and growth in the debt management business. The increase versus the year-ago quarter was mainly due to the growth in guarantor servicing fees and default portfolio management fees.

      “Core cash” operating expenses were $173 million in the first quarter of 2003 versus $171 million in the prior quarter and $161 million in the year-ago quarter. The increase in operating expenses can mainly be attributed to a $9 million charge for a servicing adjustment. Exclusive of this charge operating expenses decreased versus the fourth quarter as productivity efficiencies offset increased costs from the continued growth of the business.

      We continue to repurchase common shares mainly through the settling of equity forward contracts. We repurchased 2.6 million shares in the first quarter of 2003, which when netted against common share issuances related to benefit plans reduced common stock outstanding by 1.0 million shares.

      During the first quarter of 2003, we completed four securitizations totaling $6.3 billion that continued to accelerate and diversify our asset-backed securitization program. We completed one securitization of FFELP Stafford/PLUS loans of $1.3 billion, one securitization of private credit student loans of $1.0 billion, and two securitizations of Consolidation Loans totaling $4.0 billion. One of the Consolidation Loan securitizations of $2.0 billion did not meet the criteria of being a qualifying special purpose entity (“QSPE”) and was accounted for on-balance sheet as a variable interest entity.

RESULTS OF OPERATIONS

      The following table presents the GAAP statements of income for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002.

Condensed Statements of Income

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Student loans	$436	$455	$534
Academic facilities financings and other loans	20	26	26
Investments	29	(21)	38

Total interest income	485	460	598
Interest expense	244	274	317

Net interest income	241	186	281
Less: provision for losses	43	34	20

Net interest income after provision for losses	198	152	261

Other income:
Gains on student loan securitizations	306	262	44
Servicing and securitization revenue	138	133	195
(Losses) on sales of securities, net	(82)	(67)	(89)
Derivative market value adjustment	114	51	288
Guarantor servicing and debt management fees	100	82	78
Other	49	47	44

Total other income	625	508	560
Operating expenses	179	181	167

Income before income taxes	644	479	654
Income taxes	227	173	232

Net income	417	306	422
Preferred stock dividends	3	3	3

Net income attributable to common stock	$414	$303	$419

Diluted earnings per share	$2.64	$1.93	$2.63

On-Balance Sheet Student Loan Spread

      The following table analyzes the reported earnings from student loans on-balance sheet for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002.

     On-Balance Sheet Student Loan Spread Analysis

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Student loan yields before Floor Income	4.47%	4.65%	5.17%
Floor Income	.29	.20	.73
Consolidation Loan Rebate Fees	(.50)	(.46)	(.35)
Offset Fees	(.07)	(.08)	(.11)
Borrower benefits	(.08)	(.09)	(.07)
Premium amortization	(.10)	(.10)	(.25)

Student loan income	4.01	4.12	5.12
Student loan cost of funds	(1.75)	(1.96)	(2.54)

Student loan spread	2.26%	2.16%	2.58%

Student loan average balance	$44,159	$43,816	$42,357

      The increase in the student loan spread in the first quarter of 2003 versus the prior quarter and the decrease from the first quarter of 2002 was mainly due to the fluctuations in the amount of Floor Income discussed below. The increase in the student loan spread, exclusive of Floor Income, is due primarily to lower student loan premium amortization and to the increase in the percentage of private credit student loans in the on-balance sheet student loan portfolio, partially offset by higher Consolidation Loan Rebate Fees. The lower premium amortization is driven by the higher percentage of Consolidation Loans, which have a significantly longer average life, and from the amortization of the loan discount in private credit student loans. The first quarter spread also benefited from the increase in on-balance sheet private credit student loans of 5 percent over the first quarter of 2002. These loans are subject to much higher credit risk than federally guaranteed student loans and therefore earn higher spreads, which in the first quarter of 2003 was 4.96 percent. The increase in Consolidation Loans also increased Consolidation Loan Rebate Fees, which partially offset the increases to the student loan spread discussed above.

     On-Balance Sheet Floor Income

      Treasury bill and commercial paper rates have declined over the last nine months and are now lower than the rates used on July 1, 2002 to set the borrower interest rates on loans that reset annually and on new Consolidation Loans made after that date. As a result we earned $32 million or 29 basis points of Floor Income in the first quarter of 2003, of which $13 million relates to Variable Rate loans and $19 million relates to Fixed Rate loans. In comparison, we realized $76 million or 73 basis points in Floor Income in the year-ago quarter ($54 million from Variable Rate loans and $22 million from Fixed Rate loans), and $22 million or 20 basis points of Floor Income in the prior quarter ($7 million from Variable Rate loans and $ 15 million from Fixed Rate loans).

Net Interest Margin and Net Interest Income

      The net interest margin for the first quarters of 2003 and 2002 and the fourth quarter of 2002 was 2.00 percent, 2.34 percent and 1.47 percent, respectively. The fourth quarter of 2002 net interest margin was adversely affected by a $63 million pre-tax impairment charge (recorded in investment income) to cover our exposure for losses on certain investments in commercial airline leveraged leases (See “Leveraged Leases”). This impairment reduced the net interest margin by 50 basis points. The fluctuations in the net interest margin are largely driven by the fluctuations in the student loan spread discussed above, particularly the amount of Floor Income. The first quarter of 2003 net interest margin has also been favorably impacted by the average balance of student loans being a higher percentage of average total earning assets.

      The following table reflects the rates earned on assets and paid on liabilities for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002.

	Quarters ended

	March 31, 2003		December 31, 2002		March 31, 2002

	Amount	Rate	Amount	Rate	Amount	Rate

Average Assets
Student loans	$44,159	4.01%	$43,816	4.12%	$42,357	5.12%
Academic facilities financings and other loans	1,164	7.59	1,256	8.78	1,946	6.01
Investments	4,227	2.88	5,082	(1.72)	5,142	3.04

Total interest earning assets	49,550	3.99%	50,154	3.64%	49,445	4.94%

Non-interest earning assets	5,215		5,058		4,916

Total assets	$54,765		$55,212		$54,361

Average Liabilities and Stockholders’ Equity
Six-month floating rate notes	$2,887	1.27%	$3,043	1.49%	$3,084	1.94%
Other short-term borrowings	22,881	1.52	25,909	1.70	29,635	2.22
Long-term notes	24,081	2.51	21,708	2.78	17,294	3.27

Total interest bearing liabilities	49,849	1.99%	50,660	2.15%	50,013	2.57%

Non-interest bearing liabilities	2,832		2,579		2,543
Stockholders’ equity	2,084		1,973		1,805

Total liabilities and stockholders’ equity	$54,765		$55,212		$54,361

Net interest margin		2.00%		1.47%		2.34%

Securitization Program

      During the first quarter 2003, we completed four securitizations totaling $6.3 billion that continued to accelerate and diversify our asset-backed securitization program. We completed one securitization of FFELP Stafford/PLUS loans, one securitization of private credit student loans, and two securitizations of Consolidation Loans. One of the first quarter of 2003 Consolidation Loan securitizations of $2.0 billion did not meet the requirements of being a QSPE. This securitization trust was considered a variable interest entity and was accounted for on-balance sheet. As a result, no gain or loss was recorded on this transaction. During the fourth quarter of 2002 and the first quarter of 2002, we completed four and two securitizations, respectively, all of which received sale treatment. The following table summarizes securitization sale activity for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002.

	Quarters ended

	March 31, 2003		December 31, 2002		March 31, 2002

	Amount		Amount		Amount
	Securitized	Gain %	Securitized	Gain %	Securitized	Gain %

FFELP Stafford/PLUS loans	$1,256	1.60%	$3,174	.80%	$3,533	1.25%
Consolidation Loans	2,005	10.86	1,976	9.82	—	—
Private credit student loans	1,005	6.75	690	6.18	—	—

Total loans securitized	$4,266	7.17%	$5,840	4.49%	$3,533	1.25%

      The increase in the first quarter 2003 gains as a percentage of the portfolios securitized versus the prior quarter was due to the higher gains recorded on Consolidation Loan and private credit student loan securitizations compared with securitizations of FFELP Stafford/PLUS loans. Gains on Consolidation Loan securitizations are mainly driven by the estimate of Embedded Fixed Rate Floor Income from these loans. Gains on the private credit student loan securitizations are higher than gains on FFELP Stafford/PLUS securitizations because the private credit student loans securitized have wider spreads, longer average lives and are less expensive to service than similar sized FFELP Stafford/PLUS student loans, partially offset by higher projected default losses. Two of the four fourth quarter 2002 securitizations were FFELP Stafford/PLUS securitizations that had lower gains as a percentage of the portfolio securitized. Both of the first quarter 2002 transactions were comprised of FFELP Stafford/PLUS Loans.

      Servicing and securitization revenue, the ongoing revenue from securitized loan pools, includes the interest earned on the Residual Interest Asset, the revenue we receive for servicing the loans in the securitization trusts and Embedded Floor Income on securitized student loans not captured in the gain on sale calculation. Servicing and securitization revenue totaled $138 million or 1.58 percent of the average balance of securitized loans in the first quarter of 2003 versus $133 million or 1.57 percent in the prior quarter and $195 million or 2.60 percent in the corresponding year-ago quarter. Fluctuations in servicing and securitization revenue are generally driven by Floor Income earned on the off-balance sheet student loans in a given period and by the average balance and mix of the securitized loan portfolio. Floor Income earned through securitization income was $20 million, $101 million and $21 million for the quarters ended March 31, 2003 and 2002 and December 31, 2002, respectively.

Capital

      Total equity was $2.2 billion at March 31, 2003, an increase of $246 million from December 31, 2002. In addition, our tangible capital increased to 1.81 percent of managed assets at March 31, 2003, as compared to 1.59 percent of managed assets at December 31, 2002. At March 31, 2003, total capital included the cumulative effect of SFAS No. 133 which reduced capital on a timing basis by 29 percent, offset by a 24 percent increase to capital due to the change in fair value of the Embedded Floor Income component of the Retained Interest.

      We repurchased 2.6 million shares during the first quarter of 2003 through equity forward settlements and open market purchases and issued a net 1.6 million shares as a result of benefit plans. At March 31, 2003, the total common shares that could potentially be acquired over the next three years under outstanding equity forward contracts was 10.4 million shares at an average price of $91.93 per share. We have remaining authority to enter into additional share repurchases and equity forward contracts for 13.2 million shares.

Leveraged Leases

      At March 31, 2003, we had investments in leveraged leases, net of impairments, totaling $198 million that are general obligations of three commercial airlines and Federal Express Corporation. The aircraft financing business continues to be adversely affected by the slowdown in the commercial aircraft industry that began in early 2002 and was exacerbated by the terrorist attacks of September 11, 2002 and the war in Iraq. The continuing reduction in aircraft passenger volume has resulted in the grounding of a significant number of aircraft. In 2002, we recognized after-tax impairment charges of $57 million, or $.36 per share to reflect the impairment of certain aircraft leased to United Airlines, which declared bankruptcy in December 2002. We had no such impairments in the first quarter of 2003, but we are constantly monitoring these investments vis a vis the continued uncertainty surrounding the airline industry. Based on an analysis of the expected losses on certain leveraged leases plus the increase in incremental tax obligations related to forgiveness of debt obligations and/or the taxable gain on the sale of the aircraft, our remaining exposure to the airline industry is $125 million.

“CORE CASH” RESULTS OF OPERATIONS

Explanation of Adjustments to GAAP

      In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with GAAP. As discussed under “Financial Highlights,” in addition to evaluating the Company’s GAAP-based financial information, management, credit rating agencies, lenders and analysts also evaluate the Company on certain non-GAAP performance measures that we refer to as “core cash” results of operations. A more detailed discussion of each adjustment to GAAP earnings to arrive at “core cash” results of operations follows.

     Securitizations

      All but one of our securitizations have been treated as sales under GAAP. For those securitizations treated as sales, we record a Residual Interest asset that equals the present value of the estimated future net cash flows from the portfolio of loans sold and, at the same time, we record a gain on the sale calculated as the difference between the fair value and the carrying value of the assets sold. The gain on sale effectively accelerates income recognition of the pool of student loans securitized while the ultimate realization of such income remains dependent on their actual performance over time. Fees earned for servicing the loan portfolios and interest earned on the Residual Interest asset are recognized over the life of the securitization transaction as servicing and securitization revenue. For “core cash” results of operations, we treat securitization transactions as financings and eliminate the securitization gain on sale and subsequent servicing and securitization revenue from income. We then recognize the net interest income from securitized loans as if they remained on-balance sheet, so that the performance of the portfolio of loans is measured on a Managed Basis.

     Floor Income

      In low interest rate environments when our student loans are earning at the fixed borrower rate and the interest on our floating rate debt is continuing to decline, we earn additional spread income that we refer to as “Floor Income.” The timing and amount of Floor Income is uncertain and tied to interest rate fluctuations, so we exclude such income from our “core cash” results of operations.

     Derivative Accounting

      SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria as specified by SFAS No. 133 are met. We believe that our derivatives are effective economic hedges and they are a critical element of our interest rate risk management strategy. However, under SFAS No. 133, some of our derivatives, primarily Floor Income Contracts and certain basis swaps, and to a lesser extent, Eurodollar futures contracts and interest rate caps are considered ineffective hedges because they either hedge only a portion of the term of the underlying risk or they hedge an off-balance sheet financial instrument, for which the hedged risk is embedded in our Residual Interest asset on-balance sheet. In these instances the derivatives are classified as “trading” securities for GAAP purposes and marked-to-market each quarter. The derivative market value adjustment is caused by interest rate volatility and changing credit spreads during the period and the volume and term of derivatives not receiving hedge accounting treatment. The period to period change in the fair value of these derivatives is recorded through the derivative market value adjustment in the income statement with no consideration for the corresponding change in fair value of the hedged item.

      Floor Income Contracts are not considered effective hedges because the terms of the Floor Income Contracts are shorter than the average life of the student loans they are hedging and/or the Floor Income Contracts are hedging off-balance sheet student loans. We believe that the Floor Income Contracts effectively fix the amount of Floor Income we will earn over the contract period, thus eliminating the timing and uncertainty associated with Floor Income for that period. Similarly, we previously accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The changes in the value of Floor Income Contracts is caused by changing interest rates that cause the underlying student loans to earn more or less Floor Income, which is transferred to the counterparties. The change in the market value of the Floor Income Contracts is economically offset by the change in value of the student loan portfolio earning Floor Income, but that offsetting change in value is not recognized under SFAS No. 133.

      Basis swaps are used to convert the floating rate debt from one interest rate index to another to match the interest rate characteristics of the assets. We primarily use basis swaps to change the index of our LIBOR-based debt, to better match the cash flows of our student loan assets that are indexed to commercial paper or the Treasury bill. SFAS No. 133 requires that the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk and do not meet this effectiveness test, because student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that economically hedge off-balance sheet instruments that do not meet the SFAS No. 133 effectiveness test. As a result, these swaps are recorded at fair value with subsequent changes in value reflected in the income statement.

      The following tables present the “core cash” statements of income and the reconciliation of GAAP net income to “core cash” net income for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002.

“Core Cash” Statements of Income

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Managed student loans	$743	$774	$805
Academic facilities financings and other loans	20	26	26
Investments	29	(21)	39

Total Managed interest income	792	779	870
Managed interest expense	419	463	536

Net Managed interest income	373	316	334
Less: provision for losses	32	34	27

Net Managed interest income after provision for losses	341	282	307

Other income:
Guarantor servicing and debt management fees	100	82	78
Other	47	42	43

Total other income	147	124	121
Operating expenses	173	171	161

Income before income taxes	315	235	267
Income taxes	112	88	97

“Core cash” net income	203	147	170
Preferred stock dividends	3	3	3

“Core cash” net income attributable to common stock	$200	$144	$167

“Core cash” diluted earnings per share	$1.28	$.92	$1.05

Reconciliation of GAAP Net Income to “Core Cash” Net Income

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

GAAP net income	$417	$306	$422
“Core cash” adjustments:
Net interest income on securitized loans	167	140	208
Floor income on managed loans	(73)	(50)	(182)
Provision for losses on securitized loans	11	—	(7)
Gains on student loan securitizations	(306)	(262)	(44)
Servicing and securitization revenue	(138)	(133)	(195)
Losses on sales of securities, net	72	1	86
Amortization of acquired intangibles	7	10	6
Net impact of derivative accounting	(67)	55	(259)
Other	(1)	(5)	(1)

Total “core cash” adjustments	(328)	(244)	(388)
Net tax effect(A)	114	85	136

“Core cash” net income	$203	$147	$170

(A)	Such tax effect is based upon our marginal tax rate for the respective period.

      In the first quarter of 2003, we recognized $67 million of net, pre-tax gains due to the net impact of derivative accounting versus $55 million of net, pre-tax losses in the fourth quarter 2002 and $259 million of net, pre-tax gains in the first quarter 2002. The table below quantifies the impact of SFAS No. 133 derivative accounting on our net income for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002 when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation. Gains and losses on certain closed derivative positions that previously qualified as hedges were capitalized and amortized over the term of the hedged item. Under SFAS No. 133, these amounts are recorded immediately. The adjustments for the net impact of derivative accounting are summarized as follows:

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Reversal of SFAS No. 133 income statement items:
Derivative market value adjustment included in other income	$(114)	$(51)	$(288)
Amortization of derivative items included in other comprehensive income at transition	—	—	1
“Core cash” derivative adjustments:
Amortization of premiums on Floor Income Contracts and cap hedges in net interest income	41	42	32
Reversal of amortization of Floor Income Contracts de-designated as effective hedges on December 31, 2000 in net interest income	1	1	3
Reversal of impact of Eurodollar futures contracts in net interest income	(4)	(3)	(9)
Reversal of impact of Eurodollar futures contracts in losses on sales of securities, net	9	66	2

Total net impact of derivative accounting	$(67)	$55	$(259)

      The entire net impact of derivative accounting has been excluded for “core cash” results.

“Core Cash” Student Loan Spread

      The following table analyzes the reported earnings from our portfolio of Managed student loans, which includes loans both on-balance sheet and off-balance sheet in securitization trusts and excludes Floor Income.

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

“Core cash” adjusted student loan yields	4.44%	4.65%	5.19%
Consolidation Loan Rebate Fees	(.34)	(.31)	(.24)
Offset Fees	(.04)	(.05)	(.07)
Borrower benefits	(.11)	(.11)	(.12)
Premium amortization	(.16)	(.22)	(.27)

Student loan income	3.79	3.96	4.49
Student loan cost of funds	(1.86)	(2.05)	(2.62)

“Core cash” student loan spread	1.93%	1.91%	1.87%

Average Balances
On-balance sheet student loans	$44,159	$43,816	$42,357
Securitized student loans	35,228	33,733	30,391

Managed student loans	$79,387	$77,549	$72,748

      The increase in the “core cash” student loan spread in the first quarter of 2003 versus the prior quarter and the first quarter of 2002 was due primarily to lower student loan premium amortization and to the increase in the percentage of private credit student loans in the Managed student loan portfolio, partially offset by higher Consolidation Loan Rebate Fees. The lower premium amortization is driven by the higher percentage of Consolidation Loans, which have a significantly longer average life, and from the amortization of the loan discount in private credit student loans. The first quarter “core cash” student loan spread also benefited from the increase in private credit student loans of 38 percent over the first quarter of 2002. These loans are subject to much higher credit risk than federally guaranteed student loans and therefore earn higher spreads, which in the first quarter of 2003 was 4.96 percent. The first quarter “core cash” student loan spread also benefited from higher amortization of upfront payments under Floor Income Contracts. The increase in Consolidation Loans also increased Consolidation Loan Rebate Fees, which partially offset the increases discussed above.

Allowance for Private Credit Student Loan Losses — Managed Basis

      An analysis of our Managed allowance for loan losses for private credit student loans for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002 is presented in the following table.

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Balance at beginning of period	$194	$173	$193
Provision for loan losses	32	31	13
Other	7	6	11

Charge-offs	(17)	(18)	(12)
Recoveries	2	2	1

Charge-offs, net of recoveries	(15)	(16)	(11)

Balance at end of period	$218	$194	$206

Net charge-offs as a percentage of average
Managed private credit student loans	.93%	1.12%	.97%
Total allowance as a percentage of average
Managed private credit student loans	3.38%	3.29%	4.52%
Private credit allowance as a percentage of the ending balance of Managed private credit student loans	3.24%	3.22%	4.25%
Average balance of Managed private credit student loans	$6,433	$5,886	$4,564
Ending balance of Managed private credit student loans	$6,716	$6,011	$4,852

      For the quarter ended March 31, 2003, the “core cash” provision for private credit student loans increased by $1 million versus the prior quarter and by $19 million versus the year-ago quarter. The 146 percent increase in the first quarter 2003 provision reflects a 37 percent increase in the private credit student loan acquisitions versus the first quarter of 2002 and the aging of the private credit student loan portfolio.

Delinquencies — Managed Basis

      The table below shows our private credit student loan delinquency trends for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002 on a Managed Basis. Delinquencies have the potential to adversely impact earnings if the account charges off and results in increased servicing and collection costs.

	Quarters ended

	March 31,		December 31,		March 31,
	2003		2002		2002

Index	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$2,786		$2,289		$1,801
Loans in forbearance(2)	520		423		344
Loans in repayment and percentage of each status:
Loans current	3,118	91%	3,074	93%	2,468	91%
Loans delinquent 30-59 days(3)	136	4	107	3	113	4
Loans delinquent 60-89 days	72	2	45	2	48	2
Loans delinquent 90 days or greater	84	3	73	2	78	3

Total Managed loans in repayment	3,410	100%	3,299	100%	2,707	100%

Total Managed private credit student loans	6,716		6,011		4,852
Managed private credit student loan reserves	(218)		(194)		(206)

Managed private credit student loans, net	$6,498		$5,817		$4,646

Percentage of Managed private credit student loans in repayment	51%		55%		56%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have temporarily ceased making full payments due to hardship or other factors, including certain programs that allow for in school or grace forbearances, consistent with the established loan program servicing procedures and policies.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due and relate to repayment loans, that is, receivables not charged-off, and not in school, grace, deferment or forbearance.

“Core Cash” Other Income

      When compared with GAAP other income, “core cash” other income excludes gains on student loan securitizations, servicing and securitization revenue, the derivative market value adjustment per SFAS No. 133 and certain gains and losses on sales of investment securities and student loans. The following table summarizes the components of “core cash” other income for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002.

     Guarantor Servicing Fees, Debt Management Fees and Other Income

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Guarantor servicing and debt management fees:
Guarantor servicing fees	$41	$33	$30
Debt management fees	59	49	48

Total guarantor servicing and debt management fees	$100	$82	$78

Other income:
Late fees	$16	$13	$15
Third party servicing fees	14	16	15
Other	17	13	13

Total other income	$47	$42	$43

      The $18 million increase in guarantor servicing and debt management fees in the first quarter of 2003 versus the fourth quarter of 2002 is mainly due to the seasonal nature of the guarantor services and student loan debt management businesses. The $22 million increase in these fees versus the year-ago quarter is due to the growth in the debt management services business and to seasonal factors in the guarantor services business. The guarantor services business also benefited from a change in accounting for origination processing fees in the third quarter of 2002, under which, certain fees were deferred from that quarter to the subsequent two quarters.

“Core Cash” Operating Expenses

      In the first quarter of 2003, “core cash” operating expenses were $173 million versus $161 million in the year-ago quarter and $171 million in the fourth quarter of 2002. The increase in operating expenses in the first quarter of 2003 versus the year-ago quarter is primarily due to a charge for servicing adjustments. Exclusive of this charge, operating expenses decreased versus the prior quarter and were consistent with the year-ago quarter. This performance is due to continued productivity improvements offsetting additional operating expenses from the growth in the business.

STUDENT LOAN ACQUISITIONS

      The following tables summarize the components of both our on-balance sheet and our Managed student loan acquisitions for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002.

	Quarter ended March 31, 2003

	FFELP	Private	Total

Preferred Channel	$3,315	$842	$4,157
Other commitment clients	56	—	56
Spot purchases	53	—	53
Consolidations from third parties	631	—	631
Consolidations from securitized trusts	1,333	—	1,333
Capitalized interest and other	264	18	282

Total on-balance sheet student loan acquisitions	5,652	860	6,512
Consolidations to SLM Corporation from securitized trusts	(1,333)	—	(1,333)
Capitalized interest and other	159	10	169

Total Managed student loan acquisitions	$4,478	$870	$5,348

	Quarter ended December 31, 2002

	FFELP	Private	Total

Preferred Channel	$1,636	$474	$2,110
Other commitment clients	75	—	75
Spot purchases	172	—	172
Consolidations from third parties	630	—	630
Consolidations from securitized trusts	1,519	—	1,519
Capitalized interest and other	311	13	324

Total on-balance sheet student loan acquisitions	4,343	487	4,830
Consolidations to SLM Corporation from securitized trusts	(1,519)	—	(1,519)
Capitalized interest and other	189	11	200

Total Managed student loan acquisitions	$3,013	$498	$3,511

	Quarter ended March 31, 2002

	FFELP	Private	Total

Preferred Channel	$2,805	$604	$3,409
Other commitment clients	53	—	53
Spot purchases	155	4	159
Consolidations from third parties	417	—	417
Consolidations from securitized trusts	590	—	590
Capitalized interest and other	262	26	288

Total on-balance sheet student loan acquisitions	4,282	634	4,916
Consolidations to SLM Corporation from securitized trusts	(590)	—	(590)
Capitalized interest and other	193	—	193

Total Managed student loan acquisitions	$3,885	$634	$4,519

      We purchased and acquired $5.3 billion of student loans in the first quarter of 2003 compared with $4.5 billion in the year-ago quarter and $3.5 billion in the prior quarter.

      In the first quarter of 2003, our Preferred Channel originations totaled $4.9 billion versus $4.0 billion in the year-ago quarter and $2.7 billion in the prior quarter. The pipeline of loans currently serviced on our servicing systems and committed for purchase by us was $6.2 billion at March 31, 2003 versus $5.6 billion at March 31, 2002 and $5.6 billion at December 31, 2002.